Exhibit 10.1
MANAGEMENT AGREEMENT
PARTIES:
Stinar HG, Inc.,
c/o Oakridge Holdings, Inc.
400 West Ontario Street
Chicago, Illinois 60654
Attn: Robert Harvey
Kruckeberg Industries, LLC
500 Minimizer Way SE
Blooming Prairie, MN 55917
Attn: Christopher Thorpe
(the "Company") (the "Manager")
DATE:	November 10, 2016
RECITALS:
A.	The Company is a Minnesota limited liability company engaged in the business of manufacturing ground support equipment for the commercial and military aviation industries.
B.	The Manager is a Delaware limited liability company.
C.
The Company and the Manager are currently parties to that certain Asset Purchase Agreement dated June 20, 2016 (the “Purchase Agreement”), by and between the Company, the Manager, and Oakridge Holdings, Inc., a Minnesota corporation (the “Shareholder”), under which the Manager will acquire substantially all assets of the Company (the “Sale”).  Certain of the conditions precedent to the closing of the Purchase Agreement remain incomplete as of the date of this Management Agreement.

D.
The Company's board of directors has determined that it is in the best interests of the Company and the Shareholder that, pending closing of the transactions contemplated by the Purchase Agreement, the Manager provide operational management, sales and marketing, administrative, financial and strategic analysis services for the Company, and the Manager has agreed to provide such services to the Company.

AGREEMENT:
The parties hereto, each intending to be legally bound, agree as follows:
(1)	Management Services. The Manager will provide the Company with the following services:
(a)	operational management of manufacturing processes and supply chain management;
(b)	management advisory and business consulting services; and

(c)	general project management services as agreed upon by the Company and the Manager from time to time.
The Manager shall perform its obligations under this Agreement in good faith and in a diligent and timely manner. Manager shall provide a weekly estimate of services in advance. In addition to the services of the Manager's own personnel, the Manager shall, to the extent necessary or advisable in order to perform the services for the Company which are required hereunder, arrange for and coordinate the services of other professionals, experts and consultants (collectively, "Third Parties"), and the Manager may compensate Third Parties for services rendered, which compensation shall be reimbursable by the Company.  The Manager may enter into contracts and transactions on behalf of the Company with any affiliate of the Manager, provided that the terms of any such contract or transaction are fair and reasonable to the Company and are not less favorable than could be obtained in arms-length negotiations with unrelated third parties for similar services. For the avoidance of doubt, and without limiting the generality of the foregoing, the Manager shall have full authority to cause the Company to pay its debts, accounts payable, and other financial obligations in the normal course of business.
(2)
Management Fee.  As compensation for providing the Company with the services, the Company will pay to the Manager a monthly management fee (the “Management Fee”) comprised of both (a) hours worked by the Manager’s employees at the rates contained on Exhibit A, and (b) 50% of the increase in gross margin on completed business for the month, compared to the prior month; provided, however, that the minimum monthly Management Fee will be $40,000 and the maximum will be $150,000. The Management Fee will be accrued and applied as set forth in Paragraph 3.

(3)	Application of Management Fee. The Management Fee accrued under Paragraph 2 above shall be paid as follows:
                 (a)   Upon closing of the Sale, the Management Fee will offset the Purchase Price (as defined in the Purchase Agreement) payable under Section 2.2(a) of the Purchase Agreement, first offsetting the direct cash payment, and then offsetting the Escrow amount; or
                 (b)                 If the Sale does not occur prior to termination of this Agreement, in cash within fifteen (15) days of the effective date of such termination.

(4)
Out-of-Pocket Expenses.  The Company shall reimburse the Manager for reasonable and substantiated out-of-pocket expenses incurred by the Manager in satisfying obligations under this Agreement; provided, however, that the Company shall not reimburse the Manager for expenses of salaries or employee benefits of employees of the Manager.  The Company shall pay all costs and expenses of its professional advisors, including its attorneys and accountants, and other Third Parties.

(5)
Confidential Information.  The Manager shall not disclose or furnish to anyone, either directly or indirectly, either during the terms of this Agreement or at any time thereafter, any confidential information pertaining to the Company or its business affairs ("Confidential Information"), nor shall the Manager use any Confidential Information for any purpose other than fulfilling obligations to the Company under this Agreement. The terms of this Agreement shall be further subject to the confidentiality provisions of Section 7.2 of the Purchase Agreement.

(6)
Term.  This Agreement shall continue in force for an initial term of five (5) years, subject to extension by written agreement of the parties; provided, however, that any party may cause this Agreement to terminate by delivering written notice thereof to the other party, in which event this Agreement shall terminate effective 30 days from the date such notice is delivered.  Upon termination, the Management Fee shall cease to accrue, with partial months pro-rated based on the number of days therein.  In addition, if the Sale has not closed prior to the effective date of such termination, then, in addition to payment of the Management Fee, the Company will pay to the Manager, within fifteen (15) days following the effective date of the termination, the value of all labor, materials, and cash advances made by the Manager for purposes of environmental remediation under Section 2.10 of the Purchase Agreement.

(7)
Indemnification of Manager.  The Company shall, to the maximum extent permitted by applicable law, indemnify and hold harmless the Manager and the Manager's officers, employees, agents, governors, counsel, assigns or any of their affiliates or any person who was, at the time in question, such a person (collectively, the "Related Persons") and the Company shall release each Related Person, to the fullest extent permitted by law, from and against any and all Damages (as defined in Paragraph (8)), including, without limitation, Damages incurred in preparing or defending any action, claim, proceeding, investigation or appeal from any of the foregoing by or before any court or governmental authority, whether pending or threatened, whether or not a Related Person is or may be a party thereto, which, in the judgment of the Manager, arise out of, relate to or are in connection with this Agreement or the management or conduct of the business or affairs of the Company, provided that the act or failure to act giving rise to such Damages was taken in good faith and except for any such Damages that are found by a court of competent jurisdiction to have resulted primarily from any act or omission which constituted gross negligence, intentional misconduct, an intentional or material breach of this Agreement or a knowing violation of law.

The indemnification provisions of this Paragraph (7) may be asserted and enforced by, and shall be for the benefit of, each Related Person, and each Related Person is hereby specifically empowered to assert and enforce such right; provided, however, that any Related Person who enters into a settlement of any proceeding without the prior approval of the Manager (which approval shall not be unreasonably withheld) shall not be entitled to the indemnification provided herein.  The right of any Related Person to the indemnification provided herein shall be in addition to any and all rights to which such Related Person may otherwise be entitled by contract or as a matter of law or equity.

(8)
Liability of Manager.  Neither the Manager nor any other Related Person shall be liable to the Company for any damages, losses, costs, or expenses (collectively, "Damages") asserted against, suffered or incurred by the Company, arising out of, relating to or in connection with any act or failure to act pursuant to this Agreement or otherwise with respect to the management or conduct of the business and affairs of the Company, provided that such act or failure to act was taken in good faith and except, in each case, for Damages that are finally found by a court of competent jurisdiction to have resulted primarily from any act or omission of such Related Person which constituted gross negligence, intentional misconduct, an intentional or material breach of this Agreement or a knowing violation of law.  For purposes of this Agreement, no Related Person shall be deemed per se not to have acted in good faith or to have acted with gross negligence, to have engaged in intentional misconduct, to have intentionally or materially breached this Agreement or to have knowingly violated the law in connection with the management or conduct of the business and affairs or other activities of such Related Person which involve a conflict of interest with the Company.

(9)
Independent Contractor.  The Manager shall be deemed to be an independent contractor and, unless expressly authorized by this Agreement, shall not be authorized to bind the Company.  The Company shall not be obligated to follow or accept any recommendation made by the Manager, except as set forth in this Agreement.  The management, policies and operations of the Company (including the ultimate approval of the making or disposition of any investment by the Company) shall be the responsibility of the Company and its board of governors.

(10)
Non-Exclusivity; Other Activities.  This Agreement and the duties of the Manager hereunder shall not preclude the Manager from providing services of a like nature to any other person or entity.  The Company agrees that the Manager and any other Related Person may engage independently or with others, for its, his or her own account and for the accounts of others, in other business ventures and activities of every nature and description whether such ventures are competitive with the business of the Company or otherwise, including, without limitation, purchasing, selling or holding securities for the account of any other person or enterprise or for its, his or her own account.

(11)
Governing Law; Amendment; Successor and Assigns; Counterparts.  The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the state of Minnesota, and in accordance with the terms set forth in the Purchase Agreement.  This Agreement may only be amended by written agreement signed by both parties hereto.  This Agreement will inure to the benefit of the parties and their respective successors and assigns.  This Agreement may be executed in any number of counterparts, and transmitted via facsimile or other electronic means, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.

(12)	Notices. All notices and other communications hereunder shall be in writing and delivered in compliance with the terms set forth in the Purchase Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Management Agreement as of the date and year first above written.
                     MANAGER:

                                   KRUCKEBERG INDUSTRIES, LLC

                                   By: /s/ Christopher P Thorpe
                                         Christopher P Thorpe, its CFO

                                   COMPANY:

                     STINAR HG, INC.

                                   By: /s/ Robert Harvey
                                          Robert Harvey, its Chief Executive Officer

Exhibit A

Manager Employee Rate Structure

Employee Level                 Rate, Per Hour

Senior Management                  $180

Mid-Level Management
and Engineering Services           $125

General Labor                           $65